Exhibit 99

NIC Earns 13 Cents Per Share in Fourth Quarter 2012; Operating Income Rises 29 Percent on 27 Percent Growth in Total Revenues

New services in Texas and New Jersey drive 43 percent non-DMV portal revenue growth; full-year financial results exceed annual revenue and earnings guidance

OLATHE, Kan.--(BUSINESS WIRE)--February 7, 2013--NIC Inc. (NASDAQ: EGOV), the premier provider of eGovernment services, today announced net income of $8.6 million and earnings per share of 13 cents on total revenues of $57.2 million for the three months ended December 31, 2012. Operating income was $12.4 million for the current quarter, up 29 percent from the prior year quarter. In fourth quarter 2011, the company reported net income of $5.5 million and earnings per share of 8 cents on total revenues of $45.1 million.

Fourth Quarter 2012 Performance

Fourth quarter 2012 portal revenues were $54.4 million, a 29 percent increase over fourth quarter 2011. On a same state basis, portal revenues were up 24 percent in the current quarter. Same state transaction-based revenues from non-driver record (non-DMV) services rose 43 percent over fourth quarter 2011 primarily due to strong performance from a full quarter of revenues from the Texas motor vehicle inspection service, the first service launched as part of the DPS Direct suite of services in September 2012, and from increased adoption of several business and citizen-related services in New Jersey. Same state DMV revenues increased 1 percent, while same state time & materials revenues relating to portal software development rose 18 percent.

“eGovernment is about using all of the technology channels available in order to conduct business with government securely and efficiently, whether through a mobile app, online, or an over-the-counter service,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “Once again this quarter, we demonstrated that our focus on developing these services is a main driver of our Company’s growth.”

Current quarter revenues from the Maryland portal, which began generating revenues in May 2012, were $1.3 million, while revenues from the Oregon portal, which began generating revenues in June 2012, were $0.8 million. Current quarter cost of portal revenues included approximately $1.7 million in costs from these portals. Cost of portal revenues in the prior year quarter included approximately $0.5 million of portal related start-up costs for these portals.

Portal gross profits increased to $21.0 million, a 27 percent increase over the prior year quarter. NIC’s portal gross profit percentage was 39 percent in both the current and prior year quarters.

Selling & administrative expenses were $8.3 million in the current quarter, up 13 percent from the fourth quarter of 2011, driven by costs to enhance corporate-wide information technology and security infrastructure as a result of the Company’s growth. As a percentage of total revenues, selling & administrative expenses were 15 percent in the current quarter, down from 16 percent in the fourth quarter of 2011.

Depreciation & amortization expense in the current quarter increased 70 percent from the prior year quarter to $2.1 million, due mainly to capital expenditures for the Texas motor vehicle inspection service and to enhance corporate-wide information technology and security infrastructure. As a percentage of total revenues, depreciation & amortization expense was 4 percent in the current quarter, up from 3 percent in the prior year quarter.

The Company’s effective tax rate in the current quarter decreased to 30 percent from 42 percent in the prior year quarter, due to several factors, including the effective settlement of an IRS examination and the related decrease in the liability for uncertain tax positions, along with changes in state taxes.

Fourth Quarter Operational Highlights

As previously announced, the Commonwealth of Pennsylvania signed a five-year contract with NIC subsidiary, Pennsylvania Interactive, LLC, during the fourth quarter. The contract also includes an additional renewal term at the option of the state that could extend the contract through December 2022. Also during the fourth quarter, Oklahoma renewed its contract for one year, extending the contract through December 2013.

On December 18, 2012 NIC was added to the S&P SmallCap 600 Index. The index includes companies with a market capitalization of $300 million to $1.4 billion.

Full-Year 2012 Performance

Fiscal year 2012 total revenues rose 17 percent to $211.1 million, and portal revenues grew 17 percent to $199.4 million, exceeding the high end of the Company’s 2012 revenue guidance. Revenue growth in 2012 was driven by steady same state revenue growth, contributions from newer portals in Maryland, Oregon, Delaware, and Mississippi, as well as the launch of the Texas motor vehicle inspection service in September 2012, and new non-DMV services in New Jersey. On a same state basis, portal revenues were 10 percent higher than in 2011, with same state non-DMV transaction revenues growing 21 percent and same state DMV revenues down 1 percent for the year. Same state time & materials revenues relating to portal software development increased 5 percent for the year, while same state portal management revenues increased 1 percent for the year.

Software & services revenues were $11.8 million, up 11 percent from 2011, driven by a $1.5 million, or 24 percent, increase in revenues from the federal Pre-employment Screening Program. This contributed to a 17 percent increase in software & services gross profits to $7.7 million for the year.

Selling & administrative expenses as a percentage of total revenues were 16 percent in both the current year and prior year.

Depreciation & amortization expense was $6.3 million, up 38 percent from 2011, due mainly to capital expenditures for the Texas motor vehicle inspection service and to enhance corporate-wide information technology and security infrastructure. As a percentage of total revenues, depreciation & amortization expense was 3 percent in both the current year and prior year.

Operating income increased 12 percent to $43.2 million for the year, and NIC’s operating income margin was 20 percent in 2012 compared to 21 percent in 2011.

The Company’s effective tax rate for the year was 39 percent, down from 40 in the prior year, due to several factors, including the effective settlement of an IRS examination and the related decrease in the liability for uncertain tax positions, along with changes in state taxes.

NIC earned 40 cents per share in 2012, up from 35 cents in 2011, exceeding the high end of the Company’s 2012 earnings guidance.

On January 3, 2012 and December 5, 2012, NIC paid a special cash dividend to stockholders of $0.25 per share. NIC used a total of $32.5 million of its cash reserves to pay the special dividends. Of the dividends paid in 2012, 24.59 percent was return of capital and 75.41 percent was an ordinary qualified dividend. Stockholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

“This was a successful year of investment and operational execution for NIC,” said Steve Kovzan, NIC’s Chief Financial Officer. “While the Texas DPS Direct and Oregon contracts required significant start-up investment in the first three quarters of the year, we were pleased to see these new contracts, in addition to the Maryland, Delaware and Mississippi portal contracts awarded in 2011, contribute favorably to our bottom line exiting the year. We believe they should continue to serve as catalysts for growth in 2013 and beyond.”

Full-Year 2013 Outlook

For full-year 2013, NIC currently expects total revenues of $232.0 - $238.5 million, with portal revenues ranging from $220.0 - $226.0 million and software & services revenues ranging from $12.0 - $12.5 million. The Company also currently expects operating income to range from $45.2 - $49.2 million and net income of $27.0 - $29.6 million, with earnings per share ranging from 42 - 46 cents.

Portal gross profit margins for the year are currently expected to remain in the upper-30 percent range, while software & services gross profit margins are currently expected to be in the low-60 percent range.

Selling & administrative expenses are currently expected to approximate 16 percent of total revenues. Depreciation & amortization expense as a percentage of total revenues is expected to approximate at least 4 percent in 2013, with capital expenditures currently expected to range from $5.0 - $5.5 million for the year.

“Our financial guidance reflects our expectation of continued solid performance from our portal business with healthy organic revenue growth, a meaningful top and bottom line contribution from a full year of our new self-funded contract with the Commonwealth of Pennsylvania, and continued investment in our corporate-wide information technology infrastructure as a result of our growth,” said Steve Kovzan, NIC’s Chief Financial Officer. “We also enter 2013 with a solid new state pipeline and a focus to grow our Federal presence longer term, both of which we hope will contribute favorably to our future growth.”

2013 projections include a full year of portal revenues and costs from the Pennsylvania contract, but do not include revenues or costs from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2012 fourth quarter, full-year financial results, its guidance for 2013, and answer questions from the investment community. The call may also include discussion of company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Thursday, February 7, 2013

4:30 p.m. (EST)

Call bridge: 877-941-8609 (U.S. callers) or 480-629-9692 (international callers)

Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of NIC’s fourth quarter earnings call will be available until 11 p.m. (EDT) on August 7, 2013, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2012. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts and percentages

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Portal revenues	$54,433	$42,288	$199,385	$170,276
Software & services revenues	2,779	2,765	11,758	10,623
Total revenues	57,212	45,053	211,143	180,899
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	33,444	25,825	124,539	104,730
Cost of software & services revenues, exclusive of depreciation & amortization	996	961	4,041	4,031
Selling & administrative	8,316	7,351	32,852	28,732
Amortization of acquisition-related intangible assets	-	81	214	323
Depreciation & amortization	2,069	1,214	6,305	4,575
Total operating expenses	44,825	35,432	167,951	142,391
Operating income	12,387	9,621	43,192	38,508
Other expense, net	(15)	(28)	(16)	(34)
Income before income taxes	12,372	9,593	43,176	38,474
Income tax provision	3,749	4,069	16,837	15,531
Net income	$8,623	$5,524	$26,339	$22,943

Basic net income per share	$0.13	$0.08	$0.40	$0.35
Diluted net income per share	$0.13	$0.08	$0.40	$0.35

Weighted average shares outstanding:
Basic	64,627	64,176	64,500	64,018
Diluted	64,696	64,325	64,565	64,157

Key Financial Metrics:
Revenue growth - outsourced portals	29%	9%	17%	10%
Same state revenue growth - outsourced portals	24%	6%	10%	8%
Recurring portal revenue as a % of total portal revenues	92%	91%	92%	91%
Gross profit % - outsourced portals	39%	39%	38%	38%
Revenue growth - software & services	1%	33%	11%	67%
Gross profit % - software & services	64%	65%	66%	62%
Selling & administrative expenses as a % of total revenues	15%	16%	16%	16%
Operating income as a % of total revenue	22%	21%	20%	21%

Portal Revenue Analysis:
DMV transaction-based	$17,205	$15,079	$70,896	$64,985
Non-DMV transaction-based	30,285	21,160	102,186	81,313
Portal software development	4,378	3,699	16,660	15,515
Portal management	2,565	2,350	9,643	8,463
Total portal revenues	$54,433	$42,288	$199,385	$170,276

NIC INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except par value amount

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$62,358	$61,639
Cash restricted for payment of dividend	-	16,231
Trade accounts receivable, net	55,261	49,306
Deferred income taxes, net	887	916
Prepaid expenses & other current assets	9,340	5,994
Total current assets	127,846	134,086

Property and equipment, net	16,025	8,853
Intangible assets, net	1,016	1,088
Deferred income taxes, net	-	83
Other assets	253	243
Total assets	$145,140	$144,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,664	$45,038
Accrued expenses	18,948	16,293
Dividend payable	-	16,231
Other current liabilities	208	310
Total current liabilities	62,820	77,872

Deferred income taxes, net	2,050	-
Other long-term liabilities	1,346	1,405
Total liabilities	66,216	79,277

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,628 and 64,178 shares issued and outstanding	6	6
Additional paid-in capital	84,308	96,799
Accumulated deficit	(5,390)	(31,729)
Total stockholders' equity	78,924	65,076
Total liabilities and stockholders' equity	$145,140	$144,353

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED) Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2012	64,178	$6	$96,799	$(31,729)	$65,076
Net income	-	-	-	26,339	26,339
Dividends declared	-	-	(16,338)	-	(16,338)
Dividend equivalents on performance-based restricted
stock awards	-	-	(97)	-	(97)
Restricted stock vestings	540	-	204	-	204
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(168)	-	(2,113)	-	(2,113)
Stock-based compensation	-	-	3,803	-	3,803
Tax deductions relating to stock-based compensation	-	-	1,351	-	1,351
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(107)	-	(107)
Issuance of common stock under employee stock purchase plan	78	-	806	-	806
Balance, December 31, 2012	64,628	$6	$84,308	$(5,390)	$78,924

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income	$8,623	$5,524	$26,339	$22,943
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	-	81	214	323
Depreciation & amortization	2,069	1,214	6,305	4,575
Stock-based compensation expense	694	1,093	3,803	4,510
Deferred income taxes	(346)	1,272	734	789
Loss on disposal of property and equipment	15	30	16	38
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(882)	(5,450)	(5,955)	(7,247)
(Increase) decrease in prepaid expenses & other current assets	1,688	1,635	(1,919)	1,308
(Increase) decrease in other assets	(2)	3	(10)	-
Increase (decrease) in accounts payable	(4,099)	10,424	(1,374)	3,439
Increase (decrease) in accrued expenses	(765)	(2,254)	397	(92)
Increase (decrease) in other current liabilities	218	(125)	102	(264)
Increase (decrease) in other long-term liabilities	(149)	10	(262)	280
Net cash provided by operating activities	7,064	13,457	28,390	30,602

Purchases of property and equipment	(1,402)	(2,247)	(12,776)	(6,137)
Proceeds from sale of property and equipment	-	8	-	8
Capitalized internal use software development costs	(164)	(132)	(714)	(451)
Net cash used in investing activities	(1,566)	(2,371)	(13,490)	(6,580)

Cash dividends on common stock	(16,338)	-	(16,338)	-
Cash restricted for payment of dividend	-	(16,231)	-	(16,231)
Proceeds from employee common stock purchases	-	-	806	652
Tax deductions related to stock-based compensation	154	17	1,351	1,509
Net cash used in financing activities	(16,184)	(16,214)	(14,181)	(14,070)
Net increase (decrease) in cash and cash equivalents	(10,686)	(5,128)	719	9,952
Cash and cash equivalents, beginning of period	73,044	66,767	61,639	51,687
Cash and cash equivalents, end of period	$62,358	$61,639	$62,358	$61,639

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$145	$-	$145	$-
Cash payments:
Income taxes paid	$2,254	$2,082	$14,108	$11,727
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$16,231	$-

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
Director of Communications & Investor Relations
askinner@egov.com